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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Meritage Homes Corporation:


We consent to the use of our report dated February 16, 2004, with respect to the consolidated balance sheet of Meritage Homes Corporation and subsidiaries, formerly Meritage Corporation, as of December 31, 2003, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002, which report appears in the Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in accounting for goodwill in 2002.

                                            /s/ KPMG LLP

Phoenix, Arizona
March 28, 2005